Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of September 11, 2017 (the “Effective Date”) between Zayo Group, LLC, a Delaware limited liability company (the “Company”) and Matt Steinfort (the “Executive”) (each of the foregoing individually a “Party” and collectively the “Parties”).

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to be employed by the Company, in each case, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Term.  The term of the Executive’s employment hereunder shall continue under this agreement commencing on September 15, 2017 (the “Commencement Date”) and shall continue until terminated pursuant to Section 5 hereof (the period between the Commencement Date and the termination date referred to herein as the “Term”).  During the Term, the Executive will devote substantially all of his business time and use his best efforts to advance the business and welfare of the Company and its subsidiaries and affiliates.  The foregoing, however, shall not preclude the Executive from serving on civic or charitable boards or committees, serving on the board of directors of Envysion, Inc., or managing personal investments, so long as any such activities do not interfere with the performance of the Executive’s responsibilities hereunder.  Notwithstanding the foregoing, this Agreement is not a contract or a guarantee of employment for any specific period of time.  The Executive’s employment with the Company is “at-will.”

2. Position.  During the Term, the Executive shall serve as Chief Financial Officer of the Company, and shall report directly to the Chief Executive Officer of the Company.  During the Term, the Executive shall also serve in such other capacities as may be reasonably requested from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board”) consistent with the Executive’s position and shall render such other services for the Company as the Board may from time to time reasonably request and as shall be consistent with the Executive’s position and responsibilities.  The Executive’s position will be based in Colorado.

3. Cash Compensation and Employee Benefits.

(a) Cash Compensation.  During the Term, the Executive shall receive a base salary at a rate of $240,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company (the “Base Salary”).

(b) Incentive Cash Compensation.  During the Term, the Executive shall be eligible to participate in the Company’s discretionary Incentive Cash Compensation Program (the “ICC”).  The Executive’s target annual bonus under the ICC shall be $300,000 (with a target bonus of $75,000 per quarter), which shall be prorated to account for any partial year.  Actual payments under, and the terms and conditions of, the ICC shall be determined by the Board or the compensation committee thereof (the “Compensation Committee”) in its sole discretion.  Any bonus awarded pursuant to this Section 3(b) shall be paid pursuant to the terms of the ICC or any successor bonus program.

(c) Participation in Benefit Plans.  During the Term, the Executive shall be entitled to receive all perquisites and participate in all benefit plans and programs maintained by the Company that are available generally to its senior leadership team; provided, however, that the Executive’s right to participate in such plans and programs shall not affect the Company’s right to amend or terminate the general applicability of such perquisites, plans and programs.  The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate.

(d) Expenses.  During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.  To the extent that any reimbursements payable to the Executive are subject to the provisions of Section 409A (as defined below): (i) all such reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) the amount of expenses reimbursed in one taxable year will not affect the amount eligible for reimbursement in any subsequent taxable year, and (iii) the right to such reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.  For the avoidance of doubt, the Company agrees that, in determining reasonable travel and other business expenses for the Executive, it will apply the same customary practices it applies in determining reasonable travel and other business expenses for the senior leadership team.

4. Equity Compensation Awards.  During the Term, the Executive will be eligible to participate in the Company’s equity incentive compensation plan as in effect from time to time (the “RSU Plan”).  Beginning on the Commencement Date and continuing throughout the Term, the Executive shall be eligible for awards under the RSU Plan with the aggregate annual target value of such awards equal to $3,460,000 (with an annual Part A RSU target award value of $1,730,000 and an annual Part B RSU target award value of $1,730,000), which will be granted pursuant to the terms of the RSU Plan as in effect from time to time and such other terms and conditions as determined by the Board or the Compensation Committee in its sole discretion.  Any awards to the Executive under the RSU Plan shall be evidenced by and subject to the terms and conditions of the Company’s standard forms of award agreement applicable generally to the senior leadership team of the Company as in effect from time to time, and as modified to conform to the terms and conditions this Agreement.  The specific structures of the Part A and Part B RSU awards are approved by the Compensation Committee and are modified from time to time.

5. Termination of Employment.  Subject to the further provisions of this Section 5, the Term and the Executive’s employment hereunder may be terminated by either Party at any time and for any or no reason; provided, however, that the Company and the Executive will be required to give written notice of any termination of the Executive’s employment as set forth in this Section 5.  Following the Executive’s termination of employment by the Company for any reason, except as set forth in this Section 5, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(a) Notice of Termination.  Any termination or resignation of the Executive’s employment by the Company or by the Executive, as applicable, under this Section 5 (other than termination of employment as a result of the Executive’s death) shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto (i) with respect to a termination by the Company, indicating whether the termination is for or without Cause, (ii) indicating the specific termination provision in this Agreement relied upon, (iii) with respect to a termination by the Company for Cause, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iv) specifying a date of termination, subject to any applicable cure period (the “Date of Termination”), which, if submitted by the Executive, shall be thirty (30) days following the date of such notice (or such other date as mutually agreed by the Company and the Executive).

(b) Accrued Rights.  Upon a termination of the Executive’s employment for any reason, the Executive (or, in the event of Executive’s death, the Executive’s estate) shall be entitled to receive the sum of the Executive’s Base Salary through the Date of Termination not theretofore paid; any earned bonuses; any expenses owed to the Executive under Section 3; and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements (including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Rights”).

(c) Return of Property.  Upon cessation of the Executive’s employment with the Company for any reason, whether voluntary or involuntary, the Executive shall immediately deliver to the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any subsidiary of the Company (or business dealings thereof) that are in the Executive’s possession, subject to the Executive’s control or held by the Executive for others; and (ii) all property or equipment that the Executive has been issued by the Company or any subsidiary of the Company during the course of his employment or property or equipment thereof that the Executive otherwise possesses, including any computers, cellular phones, pagers and other devices.  The Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any subsidiary of the Company.  The Executive further agrees that the Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any subsidiary of the Company that has been or is inadvertently directed to the Executive following the Executive’s last day of the Executive’s employment.  The provisions of this Section 5(c) are in addition to any other written obligations on the subjects covered herein that the Executive may have with the Company and its subsidiaries, and are not meant to and do not excuse such obligations.  Upon the termination of his employment with the Company and its subsidiaries, the Executive shall, upon the Company’s request, promptly execute and deliver to the Company a certificate (in form and substance satisfactory to the Company) to the effect that the Executive has complied with the provisions of this Section 5(c).

(d) Resignation of Offices.  Promptly following any termination of the Executive’s employment with the Company (other than by reason of the Executive’s death), the Executive shall promptly deliver to the Company Executive’s reasonably satisfactory written evidence of the Executive’s resignation from all positions that the Executive may then hold as an employee or officer of the Company or any subsidiary of the Company

(e) Payments upon Termination without Cause and Change in Control.  If, at any time on or before December 31, 2019, (i) the Company terminates the Executive’s employment for any reason other than for Cause (as defined below), (ii) Executive resigns for Good Reason (as defined below) or (iii) a Change of Control (as defined below) occurs (any one of the foregoing events, an “Event”), the Company shall pay or award to the Executive, within sixty days following the date of the Event, either cash, RSUs that vest on the grant date thereof, or a combination of both (at the  Company’s sole discretion), with an aggregate value on the payment or grant date equal to the difference between $3,000,000 and the aggregate value (calculated based on the closing market value of the shares on the vesting dates thereof) of all of the shares of the Company that vested prior to the date of the Event pursuant to RSUs awarded to the Executive.  For the avoidance of doubt, “terminates” for purposes of this subsection (e) refers to termination of Executive’s employment with the Company, and does not refer to Executive being offered a different position within the Company.

(f) Definitions. For purposes of this Section 5, the following definitions shall govern:

(i) “Cause” means the Executive’s (i) dishonesty of a material nature with respect to the Company (including, but not limited to, theft or embezzlement of the Company’s or any of its subsidiaries’ funds or assets); (ii) conviction of, or guilty plea or no contest plea, to a felony charge or any misdemeanor involving moral turpitude, or the entry of a consent decree with any governmental body; (iii) noncompliance in any material respect with any laws or regulations, foreign or domestic, affecting the operation of the Company’s or any of its subsidiaries’ business, if such noncompliance is (a) likely to have a material adverse effect on the Company or any of its subsidiaries and (b) the Executive had knowledge of such noncompliance, which noncompliance, if reasonably susceptible to cure, is not cured within ten (10) days of written notice thereof from the Board (or, if such noncompliance cannot feasibly be cured within said 10 day period and the Executive has not cured such noncompliance within a reasonable amount of time after using best efforts); (iv) violation of any express direction or any rule, regulation or policy established by the Board that is consistent with the terms of this Agreement, which violation, if reasonably susceptible to cure, is not cured within ten (10) days of written notice thereof from the Board (or, if such violation cannot feasibly be cured within said 10 day period and the Executive has not cured such violation within a reasonable amount of time after using best efforts), and if such violation is likely to have a material adverse effect on the Company or any of its subsidiaries; (v) material breach of this Agreement, which breach, if reasonably susceptible to cure, is not cured within ten (10) days of written notice thereof from the Board (or, if such material breach cannot feasibly be cured within said 10 day period and the Executive has not cured such material breach within a reasonable amount of time after using best efforts) or material breach of the Executive’s fiduciary duties to the Company or any of its subsidiaries; or (vi) gross incompetence, gross neglect, or gross misconduct in the performance of the Executive’s duties.

(ii) “Good Reason” means the occurrence of any of the following, in each case during the Term and without the Executive’s written consent: (a) any material breach by the Company of any material provision of this Agreement or any other agreement between the Executive and the Company; or (b) any relocation of the Executive’s principal place of employment. A “Good Reason” occurrence will not include acts which are cured by the Company within 30 days from receipt by it of a written notice from the Executive identifying in reasonable detail the act or acts constituting “Good Reason.”

(iii) “Change of Control” means the occurrence of any of the following: (a) the consummation of any merger or consolidation of the Company, if following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation do not own a majority of the outstanding voting securities of the surviving corporation in approximately the same proportion as before such merger or consolidation; (b) individuals who constitute the Board at the beginning of any 24-month period (“Incumbent Directors”) ceasing for any reason during such 24-month period to constitute at least a majority of the Board, provided that any person becoming a director during any such 24-month period whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement for the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director; (c) the consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, other than a transfer of the Company’s assets to a majority-owned subsidiary of the Company or any other entity the majority of whose voting power is held by the shareholders of the Company in approximately the same proportion as before such transaction; (d) the liquidation or dissolution of the Company; or (e) the acquisition by a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) (as in effect on the date of adoption of the Plan) of the Securities Exchange Act of 1934, as amended, or any successor thereto, of a majority or more of the Company’s outstanding voting securities (whether directly or indirectly, beneficially or of record).

6. Indemnification.   In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the

Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that Executive is or was an employee and/or officer of the Company, or any affiliate of the Company, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against all liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Cost and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt by the Company of: (a) a written request for payment; and, (b) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought.

7. Insurance.   During the Term, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to similarly situated executives of the Company.

8. Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9. Mutual Drafting.  Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement.  This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the Parties, at arm’s length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to either Party, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

10. Section 409A of the Internal Revenue Code.  Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to Section 4 are intended to be made in reliance upon Treas. Reg. § 1.409A-1(b)(4) (short-term deferral).  No amounts payable under this Agreement upon the Executive’s termination of employment shall be payable unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h).  The Company and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).   If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, the Company shall reform the provision.  However, the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Company shall not be required to incur any additional compensation expense as a result of the reformed provision. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive under Section 409A. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto. The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A. Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A.  Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv).  All references in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A.

11. Governing Law and Jurisdiction.  This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.  The Company and the Executive hereby consent and submit to the exclusive personal jurisdiction of the court in and of the State of Delaware and to the courts to which the decisions of appeal of such courts may be taken and consents that service of process with respect to all courts in and of the State of Delaware may be made by registered mail to the Executive’s address on file with the Company.

12. Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to any affiliate or in the event that the Company shall after the Effective Date effect a reorganization, consolidate with or merge into, any entity or transfer all or substantially all of its properties or assets to any entity.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

13. Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party.  The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Legal Department or to such other address as any Party may specify by notice to the other.

15. Entire Agreement. This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.
17. Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, effective as of the Effective Date.

Executive

/s/ Matt Steinfort

Zayo Group, LLC

By:	/s/ Dan Caruso
	Name:	Dan Caruso
	Title:	Chairman and Chief Executive Officer